PROSPECTUS SUPPLEMENT
October 31, 2006
(To Prospectus Supplement Dated August 10, 2006 to Prospectus Dated August 9, 2006)

$130,000,000
Tanger Properties Limited Partnership
3.75% Exchangeable Senior Notes due 2026
guaranteed on a senior unsecured basis by
Tanger Factory Outlet Centers, Inc.

The calculation of registration fee table below replaces in its entirety the corresponding table on the cover of the Prospectus Supplement dated August 10, 2006 filed with the Securities and Exchange Commission August 14, 2006, in order to properly reflect the registration fee actually payable and paid in connection with the offering to which such Prospectus Supplement relates. This supplement is a matter of record only as $12,305.00 of the registration fee set forth below was previously paid on August 9, 2006 and the balance of $3,691.50 was paid on August 11, 2006, and the securities described below have previously been sold.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/Proposed maximum offering price per unit/Proposed maximum offering price	Amount of registration fee
Exchangeable Senior Notes	$149,500,000	$15,996.50(1)
Common Shares	(2)	(2)
Guarantee of Exchangeable Senior Notes	(3)	(3)

(1)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (No. 333-136448) filed by Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership on August 9, 2006. $12,305.00 of this fee was previously paid on August 9, 2006 and the balance of this fee was paid on August 11, 2006.

(2)	There are also registered an indeterminate number of Common Shares into which the Exchangeable Senior Notes may be converted. Pursuant to Rule 457(i), no separate registration fee is payable where securities and securities into which conversion is offered are registered at the same time and no additional consideration is payable upon conversion.

(3)	Pursuant to Rule 457(n), no separate registration fee is payable in respect of the registration of the guarantee.